                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

                   THE LESLIE FAY COMPANY, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (6)  Amount Previously Paid:
                ----------------------------------------------------------
           (7)  Form, Schedule or Registration Statement No.:
           (8)  Filing Party:
                ----------------------------------------------------------
           (9)  Date Filed:
                ----------------------------------------------------------

                          THE LESLIE FAY COMPANY, INC.
                                 1412 BROADWAY
                            NEW YORK, NEW YORK 10018

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 21, 2000

                            ------------------------

To the Stockholders of

  THE LESLIE FAY COMPANY, INC.:

    NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Meeting") of The Leslie Fay Company, Inc. (the "Company") will be held at Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York, on Thursday, September 21, 2000 at 10:30 a.m., New York City time, to consider and act upon the following matters:

    (1) the election of six (6) directors;

    (2) the approval of certain provisions of employment arrangements to be entered into by the Company and John J. Pomerantz;

    (3) the approval of certain provisions of employment arrangements to be entered into by the Company and John A. Ward;

    (4) the approval of certain provisions of employment arrangements to be entered into by the Company and Dominick Felicetti;

    (5) the approval of certain provisions of employment arrangements to be entered into by the Company and Warren T. Wishart;

    (6) the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 30, 2000; and

    (7) the transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

    Information regarding the matters to be acted upon at the Meeting is contained in the accompanying Proxy Statement.

    The close of business on August 25, 2000, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          WARREN T. WISHART
                                          SECRETARY

New York, New York
September 1, 2000

                            ------------------------

    It is important that your shares be represented at the Meeting. Each stockholder is urged to sign, date and return the enclosed proxy card which is being solicited on behalf of the Board of Directors. An envelope addressed to the Company's transfer agent is enclosed for that purpose and needs no postage if mailed in the United States.

                            ------------------------

                          THE LESLIE FAY COMPANY, INC.
                                 1412 BROADWAY
                            NEW YORK, NEW YORK 10018

                                PROXY STATEMENT

    This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share ("Common Stock"), of The Leslie Fay Company, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by and on behalf of its Board of Directors of proxies ("Proxy" or "Proxies") for use at the 2000 Annual Meeting of Stockholders (the "Meeting") to be held on Thursday, September 21, 2000, at 10:30 a.m., New York City time, at Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and Proxies is to be borne by the Company. The Company will also reimburse brokers who are holders of record of Common Stock for their expenses in forwarding Proxies and Proxy soliciting material to the beneficial owners of such shares. In addition to the use of the mails, Proxies may be solicited without additional compensation by directors, officers and employees of the Company by telephone, telecopy, electronic mail or personal contact. The approximate mailing date of this Proxy Statement is September 1, 2000.

    A Proxy may be revoked by a stockholder at any time before its exercise by filing with Warren T. Wishart, the Secretary of the Company, at the address set forth above, an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Meeting and electing to vote in person. Attendance at the Meeting will not, in and of itself, constitute revocation of a Proxy.

                            PURPOSES OF THE MEETING

    At the Meeting, the Company's stockholders will consider and vote upon the following matters:

    (1) the election of six (6) directors;

    (2) the approval of certain provisions of employment arrangements to be entered into by the Company and John J. Pomerantz;

    (3) the approval of certain provisions of employment arrangements to be entered into by the Company and John A. Ward;

    (4) the approval of certain provisions of employment arrangements to be entered into by the Company and Dominick Felicetti;

    (5) the approval of certain provisions of employment arrangements to be entered into by the Company and Warren T. Wishart;

    (6) the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 30, 2000;

    (7) the transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

    Unless otherwise specified, all Proxies, in proper form, received by the time of the Meeting will be voted for the election of all nominees named herein to serve as directors and in favor of each of the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders and described below.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

    The close of business on August 25, 2000 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the Record Date, there were 5,073,138 shares of Common Stock outstanding. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on all matters to come before the Meeting.

    A majority of the shares entitled to vote, represented in person or by proxy, is required to constitute a quorum for the transaction of business. Directors are elected by a plurality of votes of the shares of Common Stock represented in person or by proxy at the Meeting. The affirmative vote of the majority of the shares of Common Stock represented in person or by proxy at the Meeting will be required for approval of each other matter that is being submitted to a vote of the stockholders. Proxies submitted that contain abstentions or broker nonvotes will be deemed present at the Meeting for determining the presence of a quorum. Abstentions and broker nonvotes will not have the effect of votes in favor of or in opposition to any matter.

                    SECURITY AND VOTING OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding security and voting ownership of the Common Stock by (i) each person or entity who owns of record or beneficially five percent or more of the Company's Common Stock,
(ii) each director of the Company, (iii) each Named Officer (as hereinafter defined) of the Company, (iv) each nominee for election as a director of the Company and (v) all directors and executive officers of the Company as a group. All of such information is given as of August 25, 2000 except as otherwise indicated. To the knowledge of the Company, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted.

                                                               NUMBER OF SHARES      PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                      BENEFICIALLY OWNED   OF COMMON STOCK
----------------------------------------                      ------------------   ---------------
Three Cities Research, Inc.
  650 Madison Avenue
  New York, NY 10022........................................      3,660,764(2)            67.1%

John J. Pomerantz
  c/o The Leslie Fay Company, Inc.
  1412 Broadway
  New York, NY 10018........................................      3,660,764(3)            67.1%

Constable Asset Management, Ltd.
  Constable Partners, L.P.
  5 Radnor Corp. Center
  100 Matsonford Rd.
  Suite 520
  Radnor, Pennsylvania 19087................................        441,407(4)             8.7%

John A. Ward
  c/o The Leslie Fay Company, Inc.
  1412 Broadway
  New York, NY 10018........................................        331,560(5)             6.1%

Dominick Felicetti..........................................        220,758(6)             4.2%

Warren T. Wishart...........................................        218,758(5)             4.1%

Clifford B. Cohn............................................         24,000(7)             (12)

                                                               NUMBER OF SHARES      PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                      BENEFICIALLY OWNED   OF COMMON STOCK
----------------------------------------                      ------------------   ---------------
Robert L. Sind..............................................         24,000(7)             (12)

Mark Kaufman................................................         14,000(8)             (12)

Bernard Olsoff..............................................         10,600(9)             (12)

H. Whitney Wagner...........................................         5,300(10)             (12)

Thomas G. Weld..............................................         5,300(10)             (12)

Officers and Directors as a group (10 persons)..............     4,515,040(11)            71.8%

------------------------

(1) Pursuant to the rules of the Securities and Exchange Commission (the "SEC"), addresses are only given for holders of 5% or more of the outstanding Common Stock of the Company.

(2) Consists of 1,215,081 and 2,054,885 shares of Common Stock directly owned by Three Cities Fund II, L.P. ("Fund II") and Three Cities Offshore II, C.V. ("Offshore II"), respectively and 10,000 shares directly owned by Mr. Pomerantz and 380,798 shares of Common Stock beneficially owned by Mr. Pomerantz, as described in note (3) below, as to which Fund II and Offshore II have shared voting and investment power. Pursuant to Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Fund II and Offshore II may each be considered the beneficial owner of 3,660,764 shares of Common Stock. TCR Associates, L.P. ("TCR Associates") is the sole general partner of Fund II and may be deemed the beneficial owner of all of the shares beneficially owned by Fund II. Three Cities
    Research, Inc. ("TCR") is the sole general partner of TCR Associates and is the investment advisor to Fund II and Offshore II. Pursuant to a management agreement, TCR has voting and dispositive power over all of the shares of Common Stock beneficially owned by Fund II and Offshore II and may be deemed the beneficial owner of all of such shares. TCR Offshore Associates ("TCR Offshore") is the sole general partner of Offshore II and may be deemed the beneficial owner of all of the shares of Common Stock beneficially owned by Offshore II. Three Cities Associates, N.V. ("TCA, N.V.") is the sole general partner of TCR Offshore and may be deemed the beneficial owner of all of the shares of Common Stock beneficially owned by TCR Offshore. J. William Uhrig is the sole stockholder, President and sole director of TCA, N.V. and, pursuant to Rules 13d-3 and 13d-5 under the Exchange Act, may be deemed the beneficial owner of all of the shares beneficially owned by TCA, N.V. The information provided above was obtained from Amendment No. 1 to a
    Schedule 13D filed with the SEC on August 30, 1999.

(3) Includes 380,798 shares of Common Stock issuable upon exercise of stock options presently exercisable or exercisable within 60 days and 3,269,966 shares beneficially owned by TCR, as to which Mr. Pomerantz has shared voting and investment power. Mr. Pomerantz has entered into a letter agreement dated July 26, 1999 with Fund II and Offshore II containing certain agreements as to the election of directors of the Company.

(4) Consists of 441,407 and 356,789 shares of Common Stock as to which John Constable d/b/a/ Constable Asset Management, Ltd. and Constable Partners, L.P., respectively, have shared voting and dispositive power. John Constable is the General Partner of Constable Partners, L.P. The information provided above was obtained from a Schedule 13G filed with the SEC on December 10, 1999.

(5) Consists of shares of Common Stock issuable upon exercise of stock options presently exercisable or exercisable within 60 days.

(6) Includes 218,758 shares of Common Stock issuable upon exercise of stock options presently exercisable or exercisable within 60 days.

(7) Includes 20,000 shares of Common Stock issuable upon exercise of presently exercisable stock options.

(8) Includes 10,000 shares of Common Stock issuable upon exercise of stock options presently exercisable or exercisable within 60 days.

(9) Includes 6,600 shares of Common Stock issuable upon exercise of presently exercisable stock options.

(10) Includes 3,300 shares of Common Stock issuable upon exercise of presently exercisable stock options.

(11) Includes 1,213,074 shares of Common Stock issuable upon exercise of stock options presently exercisable or exercisable within 60 days and 3,269,966 shares beneficially owned by Three Cities as to which Mr. Pomerantz shares certain voting rights as to the election of directors.

(12) Less than 1% of the outstanding shares of Common Stock.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    At the Meeting, stockholders will elect six directors to serve until the annual meeting of stockholders scheduled to be held in the year 2001 and until their respective successors are elected and qualified. Each of the nominees has advised the Company of his willingness to serve as a director of the Company. In case any nominee should become unavailable for election to the Board of Directors for any reason, the persons named in the Proxies have discretionary authority to vote the Proxies for one or more alternative nominees who will be designated by the Board of Directors.

INFORMATION ABOUT NOMINEES

    The following table sets forth certain information concerning the nominees for director of the Company (as of August 25, 2000):

NAME                                    AGE           POSITION WITH THE COMPANY        DIRECTOR SINCE
----                                  --------   ------------------------------------  --------------
John J. Pomerantz...................     67      Chairman of the Board(3)                   1984

                                                 President and Chief Executive
John A. Ward........................     47      Officer                                    1997

Robert L. Sind......................     67      Director(1)(2)                             1997

Bernard Olsoff......................     71      Director(1)(3)                             1998

H. Whitney Wagner...................     44      Director(1)                                1999

Thomas G. Weld......................     38      Director(2)(3)                             1999

------------------------

(1) Member of the Compensation Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Member of the Nominating Committee of the Board of Directors.

    John J. Pomerantz has been the Chief Executive or Chief Operating Officer of the Company and its predecessors from 1971 until May 2000, and an executive thereof for over 30 years. Mr. Pomerantz was President of the Leslie Fay business from 1971 until August 1986, when he became Chairman of the Board of the Company.

    John A. Ward joined the Company in August 1989 as head of the Andrea Gayle division. From July 1991 to June 1993 he was Chairman of the Leslie Fay Sportswear Group. In June 1993 he became Chairman of the combined Leslie Fay Dress and Sportswear divisions. He was elected a Senior Vice President of the Company in September 1991, President of the Company in June 1997 and Chief Executive Officer of the Company in May 2000. From June 1988 until August 1989 he was Senior Vice President and General Merchandise Manager for Ready-to-Wear, Men's and Boys' at B. Altman & Co. For fifteen years prior thereto, he had been an executive at Filene's.

    Robert L. Sind founded Recovery Management Corporation ("RMC") in 1984. RMC specializes in developing and implementing hands-on business, financial and operational turnaround programs and providing crisis management to troubled commercial, industrial and real estate clients and their creditors. For
20 years prior thereto, Mr. Sind served in corporate operating positions, managing turnarounds and restructurings, including Londontown Manufacturing Company, Beker Industries, and Nice-Pak Products, Inc. For ten years he also served as investment banker for distressed companies.

    Bernard Olsoff was President and Chief Executive Officer of Frederick Atkins, Inc., an international retail merchandising and product development organization for department stores from 1987 and 1994, respectively, until his retirement in April 1997. From 1971 to 1983, Mr. Olsoff was President of May Merchandising Corporation in New York City. From August 1955 to August 1971 he was Vice President and General Merchandise Manager of Associated Merchandising Corporation. Mr. Olsoff is also a director of Elder Beerman Stores, Inc.

    H. Whitney Wagner is Managing Director of Three Cities Research, Inc. which he joined in 1993. Mr. Wagner is responsible for deal origination and also focuses on the development and execution of exit strategies. Previously, he was an officer in the Corporate division of Chemical Bank. Mr. Wagner currently serves as a director of Factory 2-U Stores.

    Thomas G. Weld is Managing Director of Three Cities Research, Inc. which he joined in 1993. Mr. Weld focuses on the development and growth strategies for portfolio companies. Prior to joining Three Cities Research, Inc., he worked on a variety of client engagements focused on profit improvement as a consultant with McKinsey & Company.

INFORMATION ABOUT NON-DIRECTOR EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the non-director executive officers of the Company (as of August 25, 2000):

NAME                                        POSITIONS WITH THE COMPANY          AGE      OFFICER SINCE
----                                   -------------------------------------  --------   -------------
Dominick Felicetti...................  Senior Vice President-Manufacturing       46          1995
                                       and Sourcing
Warren T. Wishart....................  Senior Vice President-Administration      48          1993
                                       and Finance, Secretary and Chief
                                       Financial Officer

    Dominick Felicetti rejoined the Company in May 1995 as Senior Vice President of Worldwide Sourcing and Manufacturing. From 1994 to 1995 he was Vice President Manufacturing and Production for S.L. Fashions. Mr. Felicetti was previously employed by The Leslie Fay Companies, Inc. from December 1991 to July 1993 in the position of Director of Technical Services and Production. From 1986 to 1990 he served as President of American Dress Company and from 1979 to 1986 as Production Manager for Betsy's Things.

    Warren T. Wishart joined the Company in March 1993. He held the position of Vice President--Planning from July 1993 through December 1994. In January 1995 he became Senior Vice President--Finance, in September 1995 he was appointed Chief Financial Officer and Treasurer of the Company. In June 1997 he became Senior Vice President--Administration and Finance and Secretary of the Company. Before joining Leslie Fay Mr. Wishart was Vice President--Strategic Planning at Galerias Preciados from 1991 to the end of 1992. Prior to that, he had seventeen years of financial management and business planning experience with several department stores including Filene's and the L.J. Hooker Retail Group.

MEETINGS AND COMMITTEES OF THE BOARD

    During the fiscal year ended January 1, 2000, the Board of Directors held eight meetings and took certain action on one other occasion by written consent. During such year, each director attended at least 75 percent of the aggregate of
(i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of the Compensation and Audit Committees held during the period he served on such committees.

    The Compensation Committee, currently composed of Messrs. Olsoff, Sind and Wagner, has authority over officer compensation and administers the Company's 1997 Management Stock Option Plan and 1997 Non-Employee Director Stock Option and Stock Incentive Plan. During the fiscal year ended January 1, 2000, the Compensation Committee did not hold any formal meetings.

    The Audit Committee, currently composed of Messrs. Cohn, Kaufman, Sind and Weld, held three meetings during the fiscal year ended January 1, 2000. The Audit Committee serves as the Board's liaison with the Company's auditors.

    The Nominating Committee, currently composed of Messrs. Olsoff, Pomerantz and Weld, did not hold any formal meetings during the fiscal year ended
January 1, 2000, although its members met informally from time to time. The Nominating Committee is responsible for making recommendations for membership on the Board. The Nominating Committee will consider recommendations by stockholders for nominees to the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Pursuant to Section 16 of the Exchange Act officers, directors and holders of more than 10% of the outstanding shares of the Company's Common Stock are required to file periodic reports of their ownership of, and transactions involving, the Company's Common Stock with the SEC. Based solely on its review of copies of such reports received by the Company, the Company believes that its reporting persons have complied with all Section 16 filing requirements applicable to them with respect to the Company's fiscal year ended January 1, 2000, except that H. Whitney Wagner, a director of the Company, filed a late Form 5, reflecting an option to purchase 10,000 shares of the Company's Common Stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table shows, for 1999, 1998 and 1997, the compensation paid or accrued by the Company and its subsidiaries to the Chief Executive Officer and all other executive officers of the Company who received compensation greater than $100,000 during 1999 (the "Named Officers").

                             ANNUAL COMPENSATION(1)

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                                                     ----------------------
                                                                                       AWARDS      PAYOUTS
                                                                                     -----------   --------
                                                                        RESTRICTED   SECURITIES
NAME AND PRINCIPAL                                                        STOCK      UNDERLYING      LTIP      ALL OTHER
POSITION                                YEAR     SALARY(2)    BONUS       AWARDS     OPTIONS (#)   PAYOUTS    COMPENSATION
------------------------------------  --------   ---------   --------   ----------   -----------   --------   ------------
John J. Pomerantz...................    1999     $500,000    $440,000       --              --        --       $  3,450(3)
Chairman of the Board of Directors      1998     $498,654    $350,000       --         117,042        --       $  2,650(3)
  and Chief Executive Officer           1997     $611,129    $300,000       --         263,756        --       $  8,699(4)
John A. Ward........................    1999     $450,000    $350,000       --              --        --       $  3,450(3)
President                               1998     $449,039    $280,000       --          91,440        --       $  2,650(3)
                                        1997     $462,692    $225,000       --         140,120        --       $  2,650(4)
Dominick Felicetti..................    1999     $350,000    $285,000       --              --        --       $  3,450(3)
Senior Vice President                   1998     $349,519    $230,000       --          78,638        --       $  2,650(3)
  Manufacturing and Sourcing            1997     $337,500    $200,000       --         140,120        --       $  1,938(4)
Warren T. Wishart...................    1999     $225,000    $250,000       --              --        --       $  3,450(3)
Senior Vice President                   1998     $224,519    $200,000       --          78,638        --       $  2,650(3)
  Administration and Finance,           1997     $207,692    $180,000       --         140,120        --       $102,650(4)
  Chief Financial Officer and
    Treasurer

------------------------

(1) In 1999, 1998 and 1997, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of reported annual salary and bonuses for any of the Named Officers.

(2) 1997 was a 53 week year. 1999 and 1998 were 52 week years. Amounts represent salaries paid during the above calendar years.

(3) For 1999 and 1998, consists of amounts contributed as Company matching contributions for each Named Officer under the Company's 401(k) savings plan (the "401(k) Plan") for such year.

(4) For 1997, consists of the following: (a) amounts contributed as Company matching contributions for each Named Officer under the Company's 401(k) Plan as follows: Mr. Pomerantz $2,286; Mr. Ward $2,650; Mr. Felicetti $1,938 and Mr. Wishart $2,650, (b) $6,413 paid by the Company for split dollar life insurance coverage for Mr. Pomerantz and (c) $100,000 paid by the Company as earned retention for Mr. Wishart.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    No options were granted to any of the Named Officers in fiscal 1999.

AGGREGATED OPTION/SAR EXERCISE IN LAST FISCAL YEAR AND FISCAL YEAR END VALUE
  TABLE

    The following table sets forth information with respect to the Named Officers concerning the exercise of stock options during fiscal 1999 and unexercised stock options held as of the end of such fiscal year.

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                 SHARES                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              ACQUIRED ON     VALUE     OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
NAME                            EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
----                          ------------   --------   --------------------------   ----------------------------
John J. Pomerantz...........  None           None              232,600/148,198             $705,941/449,787
John A. Ward................  None           None               138,199/93,361             $419,437/283,348
Dominick Felicetti..........  None           None               131,798/86,960             $400,013/263,924
Warren T. Wishart...........  None           None               131,798/86,960             $400,013/263,924

------------------------

(1) Aggregate market value of the shares of Common Stock covered by the stock options at fiscal year end less the exercise price of such stock options.

COMPENSATION OF DIRECTORS

    Each director who is not a full-time employee of or consultant to the Company receives an annual director's fee of $12,500 and 2,000 shares of the Company's common stock. Each initial non-employee director, upon becoming a director, received stock options to purchase 20,000 shares, vesting 33%, 33% and 34% each year and each subsequent non-employee director, upon becoming a director, has received or will receive stock options to purchase 10,000 shares, vesting 33%, 33% and 34% each year.

EMPLOYMENT AGREEMENTS

    The Company has an employment agreement with John J. Pomerantz expiring on January 3, 2001, providing for his employment as Chief Executive Officer at a current annual base salary of $500,000. Mr. Pomerantz has agreed to enter into a new employment agreement with the Company. See Proposal 2.

    The Company also has an employment agreement with John A. Ward expiring on January 3, 2001, pursuant to which he is employed as President of the Company at a current annual base salary of $500,000. Mr. Ward has agreed to enter into a new employment agreement with the Company. See Proposal 3.

    The Company also has an employment agreement with Dominick Felicetti expiring on January 3, 2001, pursuant to which he is employed as Senior Vice President--Manufacturing and Sourcing at a current annual base salary of $375,000. Mr. Felicetti has agreed to enter into a new employment agreement with the Company. See Proposal 4.

    The Company also has an employment agreement with Warren T. Wishart expiring on January 3, 2001, pursuant to which he is employed as Senior Vice President--Administration and Finance, Chief Financial Officer and Treasurer at a current annual base salary of $250,000. Mr. Wishart has agreed to enter into a new employment agreement with the Company. See Proposal 5.

    In addition, these employment agreements provide for a shared bonus pool payable to the employees of the Company if EBITDA (as defined in such agreements) exceeds $4,626,550. The bonus pool will equal 9.6% of EBITDA plus an additional 0.2% of EBITDA for each $54,430 by which EBITDA exceeds $4,626,550 up to a maximum of 12.5% of EBITDA plus an additional 5% of the amount by which EBITDA exceeds $11,500,000, subject to certain adjustments.

SEVERANCE AGREEMENTS

    None.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors is charged with determining the compensation of officers. During 1999, the Compensation Committee consisted of H. Whitney Wagner (from June 29, 1999), Robert L. Sind (from June 29, 1999), Bernard Olsoff (from June 29, 1999), Chaim Edelstein (from November 10, 1998 through June 29, 1999), Clifford B. Cohn (through June 29,
1999) and Mark B. Dickstein (through May 12, 1999).

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee's responsibility is to make recommendations to the Board of Directors with respect to the compensation of executive officers of the Company. Following the resignations of Messrs. Dickstein and Edelstein as directors of the Company and the appointment of Messrs. Olsoff, Sind and Wagner to the Compensation Committee on June 29, 1999, the Compensation Committee is presently composed of Messrs. Olsoff, Sind and Wagner.

    The Company's compensation policies are designed to enable the Company to attract, motivate and retain senior management by providing competitive compensation opportunities based both on individual performance and on the financial performance of the Company. This is particularly true since each of the Named Officers has an employment agreement with the Company. Accordingly, benefits are provided through stock option incentives and bonuses which are generally consistent with the goal of coordinating rewards to management with a maximization of stockholder return. In reviewing Company performance, consideration is given to the Company's earnings. Also taken into account are external economic factors that affect results of operations. An attempt is also made to maintain compensation within the range of that afforded like executive officers of companies whose size and business is comparable to that of the Company.

CEO COMPENSATION

    In the case of the Chief Executive Officer, the Compensation Committee evaluates the Company's mid and long range strategic planning and implementation as well as the considerations impacting the compensation of executive officers generally described above. Based on the Company's 1999 operating performance, financial results and condition and the achievement of EBITDA targets contained in his employment agreement, a bonus of $440,000 was granted to Mr. Pomerantz by the Compensation Committee.

    The foregoing report is approved by all members of the Compensation
Committee.

                                          Respectfully submitted,
                                          Compensation Committee
                                          Bernard Olsoff
                                          Robert L. Sind
                                          H. Whitney Wagner

PERFORMANCE GRAPH

    Set forth below is a graph comparing the yearly change, post-emergence from bankruptcy, in the cumulative stockholder return on the Company's Common Stock with the NASDAQ Composite Index and a peer group. The peer group consists of the following four companies engaged in the distribution of ladies' apparel: Liz Claiborne, Inc., Kellwood Company, Oxford Industries, Inc. and Jones & Co. The graph assumes $100 invested on June 4, 1997 (the date of the Company's emergence from bankruptcy) in the Company's Common Stock and in each of the indices and that all dividends on stocks in the NASDAQ

Composite Index and a peer group index were reinvested. No cash dividends were paid on the Common Stock of the Company between June 4, 1997 and January 1, 2000. The stockholder return shown on the graph below is not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              6/4/97  1/3/98  1/2/99  1/1/00
The Leslie Fay Company, Inc.    $100    $202    $191    $175
Nasdaq Composite Index          $100    $115    $159    $295
Peer Group Index                $100    $109     $98     $93

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURNS

                                                              6/04/97    1/03/98    1/02/99    1/01/00
                                                              --------   --------   --------   --------
The Leslie Fay Company, Inc.................................    $100       $202       $191       $175
Nasdaq Composite Index......................................    $100       $115       $159       $295
Peer Group Index............................................    $100       $109       $ 98       $ 93

VOTING REQUIRED AND RECOMMENDATION

    The election of each director requires the affirmative vote of a plurality of the votes cast by the holders of the shares of Common Stock, in person or by proxy, at the Meeting and entitled to vote thereon. THE BOARD RECOMMENDS A VOTE "FOR "EACH NOMINEE FOR DIRECTOR.

                                   PROPOSAL 2
                         APPROVAL OF CERTAIN PROVISIONS
                           OF EMPLOYMENT ARRANGEMENTS
                             WITH JOHN J. POMERANTZ

    The Board of Directors believes it would be in the best interests of the Company to enter into a new employment agreement with John J. Pomerantz, commencing on December 31, 2000, and certain related agreements (collectively, the "New Pomerantz Contract"). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), contains special limits on the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers if the compensation exceeds $1 million in any one year. However, the Company can preserve the deductibility of compensation in excess of $1 million if the compensation is paid under a plan that has been approved by the stockholders and otherwise qualifies as "performance-based" under Section 162(m). The Board of Directors is therefore submitting the compensation provisions of the New Pomerantz Contract to the stockholders for approval.

    The following is a summary of the material compensation-related provisions of the New Pomerantz Contract:

    John J. Pomerantz will serve as Chairman of the Board and receive a base salary of $500,000 per year for up to five (5) years. The Company will also loan him $1,176,665.82 to exercise all of his stock options, which will be evidenced by a seven year limited recourse promissory note bearing interest at a rate of 6.22% per year secured by such stock. Mr. Pomerantz will also receive a signing bonus of $1,500,000 plus the product of 380,798 times the difference between the closing market price of a share of Common Stock on the date preceding his exercise of all of his stock options and $3.09. Mr. Pomerantz will also be entitled to receive not less than 22% of an annual cash bonus pool (the "Cash Bonus Pool") as incentive compensation. The Cash Bonus Pool for each year will be calculated as follows: (a) 25% of the difference between (b) EBITAB for the fiscal year and (c) 20% of the average monthly RONA Net Assets for such fiscal year (as EBITAB and RONA Net Assets are defined in the New Pomerantz Contract). Mr. Pomerantz's actual percentage of the Cash Bonus Pool is to be determined by the Compensation Committee as follows: 13.2% of the annual Cash Bonus Pool automatically and at least an additional 8.8% if specific measurable objectives are met. Mr. Pomerantz will receive additional bonuses as follows: $37,500 on April 1, 2001, $150,000 annually during the term of his employment and an additional amount in the years 2003, 2004 and 2005 equal to 20% of the difference between $7.00 and the closing market price of a share of Common Stock on September 21, 2000 multiplied by 380,798.

VOTE REQUIRED AND RECOMMENDATION

    Approval of the foregoing compensation arrangement requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock, in person or by proxy, at the Meeting and entitled to vote on this proposal. The Board of Directors recommends a vote "FOR" approval of this proposal. Fund II and Offshore II have agreed to vote for this proposal.

                                   PROPOSAL 3
                         APPROVAL OF CERTAIN PROVISIONS
                           OF EMPLOYMENT ARRANGEMENTS
                               WITH JOHN A. WARD

    The Board of Directors believes it would be in the best interests of the Company to enter into a new employment agreement with John A. Ward, commencing on December 31, 2000, and certain related agreements (collectively, the "New Ward Contract"). The Board of Directors is submitting the compensation provisions of the New Ward Contract to stockholders for approval in order to satisfy Section 162(m) of the Code which is more fully described in the introduction to Proposal 2.

    The following is a summary of the material compensation-related provisions of the New Ward Contract:

    John A. Ward will serve as President and Chief Executive Officer and receive a base salary of $500,000 per year for up to five (5) years. Mr. Ward will receive an option to purchase 100,000 shares of Common Stock at the fair market value on the date of grant. The Company will also loan him approximately $1,115,520 (assuming an exercise price of the options referred to in the preceding sentence of $4.00 per share) to exercise all of his stock options, which will be evidenced by a seven year limited recourse promissory note bearing interest at a rate of 6.22% per year secured by such stock. Mr. Ward will also receive a signing bonus equal to the sum of (A) the product of 231,560 times the difference between the closing market price of a share of Common Stock on the date preceding his exercise of 231,560 of his stock options and $3.09 and
(B) the product of 100,000 times the difference between the closing market price of a share of Common Stock on the date preceding his exercise of 100,000 of his stock options and the exercise price thereof. Mr. Ward will also be entitled to receive not less than 22% of the annual Cash Bonus Pool as incentive compensation. Mr. Ward's actual percentage of the Cash Bonus Pool is to be determined by the Compensation Committee as follows: 13.2% of the annual Cash Bonus Pool automatically and at least an additional 8.8% if specific measurable objectives are met. Mr. Ward will receive additional bonuses as follows: $35,000 on April 1, 2001, $140,000 annually during the term of his employment and an additional amount in the years 2003, 2004 and 2005 equal to 20% of the difference between $7.00 and the closing market price of a share of Common Stock on September 21, 2000 multiplied by 331,560.

VOTE REQUIRED AND RECOMMENDATION

    Approval of the foregoing compensation arrangement requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock, in person or by proxy, at the Meeting and entitled to vote on this proposal. The Board of Directors recommends a vote "FOR" approval of this proposal. Fund II and Offshore II have agreed to vote for this proposal.

                                   PROPOSAL 4
                         APPROVAL OF CERTAIN PROVISIONS
                           OF EMPLOYMENT ARRANGEMENTS
                            WITH DOMINICK FELICETTI

    The Board of Directors believes it would be in the best interests of the Company to enter into a new employment agreement with Dominick Felicetti, commencing on December 31, 2000, and certain related agreements (collectively, the "New Felicetti Contract"). The Board of Directors is submitting the compensation provisions of the New Felicetti Contract to stockholders for approval in order to satisfy Section 162(m) of the Code which is more fully described in the introduction to Proposal 2.

    The following is a summary of the material compensation-related provisions of the New Felicetti Contract:

    Dominick Felicetti will serve as Senior Vice-President of Manufacturing and Sourcing and receive a base salary of $375,000 per year for up to five
(5) years. The Company will loan him $675,962.22 to exercise all of his stock options, which will be evidenced by a seven year limited recourse promissory note bearing interest at a rate of 6.22% per year secured by such stock.
Mr. Felicetti will also receive a signing bonus equal to the product of 218,758 times the difference between the closing market price of a share of Common Stock on the date preceding his exercise of all of his stock options and $3.09.
Mr. Felicetti will also be entitled to receive as incentive compensation such portion of the annual Cash Bonus Pool as may be determined by the Compensation Committee. Mr. Felicetti will receive additional bonuses as follows: $21,250 on April 1, 2001, $85,000 annually during the term of his employment and an additional amount in the years 2003, 2004 and 2005 equal to 20% of the difference between $7.00 and the closing market price of a share of Common Stock on September 21, 2000 multiplied by 218,758.

VOTE REQUIRED AND RECOMMENDATION

    Approval of the foregoing compensation arrangement requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock, in person or by proxy, at the Meeting and entitled to vote on this proposal. The Board of Directors recommends a vote "FOR" approval of this proposal. Fund II and Offshore II have agreed to vote for this proposal.

                                   PROPOSAL 5
                         APPROVAL OF CERTAIN PROVISIONS
                           OF EMPLOYMENT ARRANGEMENTS
                             WITH WARREN T. WISHART

    The Board of Directors believes it would be in the best interests of the Company to enter into a new employment agreement with Warren T. Wishart, commencing on December 31, 2000, and certain related agreements (collectively, the "New Wishart Contract"). The Board of Directors is submitting the compensation provisions of the New Wishart Contract to stockholders for approval in order to satisfy Section 162(m) of the Code which is more fully described in the introduction to Proposal 2.

    The following is a summary of the material compensation-related provisions of the New Wishart Contract:

    Warren T. Wishart will serve as Senior Vice-President of Administration and Finance, Secretary and Chief Financial Officer and receive a base salary of $250,000 per year for up to five (5) years. The Company will loan him $675,962.22 to exercise all of his stock options, which will be evidenced by a seven year limited recourse promissory note bearing interest at a rate of 6.22% per year secured by such stock. Mr. Wishart will also receive a signing bonus equal to the product of 218,758 times the difference between the closing market price of a share of Common Stock on the date preceding his exercise of all of his stock options and $3.09. Mr. Wishart will also be entitled to receive as incentive compensation such portion of the annual Cash Bonus Pool as may be determined by the Compensation Committee. Mr. Wishart will receive additional bonuses as follows: $21,250 on April 1, 2001, $85,000 annually during the term of his employment and an additional amount in the years 2003, 2004 and 2005 equal to 20% of the difference between $7.00 and the closing market price of a share of Common Stock on September 21, 2000 multiplied by 218,758.

VOTE REQUIRED AND RECOMMENDATION

    Approval of the foregoing compensation arrangement requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock, in person or by proxy, at the Meeting and entitled to vote on this proposal. The Board of Directors recommends a vote "FOR" approval of this proposal. Fund II and Offshore II have agreed to vote for this proposal.

                                   PROPOSAL 6
                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

    The Board of Directors has appointed, subject to ratification by the stockholders, Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 30, 2000. This firm of auditors has audited the accounts of the Company for approximately eight years. By virtue of their familiarity with the Company's affairs and their ability, the Board of Directors considers them best qualified to perform this important function. It is expected that representatives of Arthur Andersen LLP will be present at the Meeting with the opportunity to make a statement and to be available to respond to questions regarding these and any other appropriate matters.

VOTE REQUIRED AND RECOMMENDATION

    Approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock, in person or by proxy, at the Meeting and entitled to vote on this proposal. The Board of Directors recommends a vote "FOR" approval of this proposal.

                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS

    Rule 14a-4 of the SEC proxy rules allows the Company to use discretionary voting authority to vote on matters coming before an annual meeting of stockholders if the Company does not have notice of the matter at least 45 days before the date corresponding to the date on which the Company first mailed its proxy materials for the prior year's annual meeting of stockholders or the date specified by an overriding advance notice provision in the Company's By-Laws. The Company's By-Laws contain an advance notice provision which requires a stockholder to submit written notice of the matter to the Secretary of the Company not less than 70 days nor more than 90 days prior to the first anniversary date of the prior year's annual meeting of stockholders in order for such notice to be timely. For the Company's 2001 Annual Meeting of Stockholders, stockholders must submit such written notice to the Secretary of the Company no earlier than June 23, 2001 and no later than July 13, 2001.

    Stockholders of the Company wishing to include proposals in the proxy material for the 2001 Annual Meeting of Stockholders must submit the same in writing so as to be received by the Secretary of the Company on or before May 4, 2001. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

OTHER MATTERS

    The Board of Directors does not intend to bring before the Meeting for action any matters other than those specifically referred to above and is not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the Meeting, the persons named in the Proxy intend to vote thereon in accordance with their judgment on such matters or motions, including any matters or motions dealing with the conduct of the Meeting.

                                          By Order of the Board of Directors,

                                          WARREN T. WISHART
                                          SECRETARY

September 1, 2000

PROXY                                                                     PROXY

                         THE LESLIE FAY COMPANY, INC.
                (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

     The undersigned holder of Common Stock of The Leslie Fay Company, Inc., revoking all proxies heretofore given, hereby constitutes and appoints John
J. Pomerantz, John A. Ward and Warren T. Wishart, and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2000 Annual Meeting of Stockholders of The Leslie Fay Company Inc., to be held at Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York, on Thursday, September 21, 2000 at 10:30 a.m., New York City time, and at any adjournments or postponements thereof.

     The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

    EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES TO SERVE AS DIRECTORS AND FOR EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

           PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                         THE LESLIE FAY COMPANY, INC.

                              SEPTEMBER 21, 2000





                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED



      PLEASE MARK YOUR
A /X/ VOTES AS IN THE
      EXAMPLE



                   FOR          WITHHOLD   THE BOARD OF DIRECTORS RECOMMENDS A
               all nominees    AUTHORITY   VOTE FOR ALL LISTED NOMINEES, AND
                  listed        to vote    FOR PROPOSALS 2 THROUGH 6.
                (except as      for all
                 marked to      listed
               the contrary)   nominees

                                                                                                           FOR   AGAINST   ABSTAIN
(1) Election      / /            / /     NOMINEES:  John J. Pomerantz  (2) Proposal to approve certain     / /     / /       / /
    of                                              John A. Ward           provisions of an employment
    Directors                                       Robert L. Sind         agreement to be entered into
                                                    Bernard Olsoff         by the Company and John J.
(INSTRUCTION:  TO WITHHOLD AUTHORITY TO             H. Whitney Wagner      Pomerantz.
VOTE FOR ANY INDIVIDUAL NOMINEE, CIRCLE             Thomas G. Weld
THAT NOMINEE'S NAME IN THE LIST PROVIDED                               (3) Proposal to approve certain     / /     / /       / /
AT RIGHT.)                                                                 provisions of an employment
                                                                           agreement to be entered into
                                                                           by the Company and John A.
                                                                           Ward.

                                                                       (4) Proposal to approve certain     / /     / /       / /
                                                                           provisions of an employment
                                                                           agreement to be entered into
                                                                           by the Company and Dominick
                                                                           Felicetti.

                                                                       (5) Proposal to approve certain     / /     / /       / /
                                                                           provisions of an employment
                                                                           agreement to be entered into
                                                                           by the Company and Warren T.
                                                                           Wishart.

                                                                       (6) Proposal to ratify the Board of / /     / /       / /
                                                                           Director's selection of Arthur
                                                                           Andersen LLP as the Company's
                                                                           independent auditors for the
                                                                           fiscal year ending December
                                                                           30, 2000.

                                                                           THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN
                                                                       THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE
                                                                       SHARES WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1
                                                                       AND FOR PROPOSALS 2 THROUGH 6 AND IN ACCORDANCE WITH THEIR
                                                                       DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME
Signatures(s)_____________________________ Dated: ____________,2000    BEFORE THE MEETING.
Signatures(s)_____________________________ Dated: ____________,2000
NOTE: (Signature(s) should conform to names as registered. For         PLEASE MARK AND SIGN AT LEFT AND RETURN PROMPTLY
jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title).
